Exhibit 99.2

Northwest Biotherapeutics, Inc. 4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

NW Bio Announces Two German Approvals: “Hospital Exemption” for Early Access Program with DCVax-L and Eligibility of DCVax-L for Reimbursement

DCVax-L Is First Product of Its Kind to Receive Hospital Exemption from German Regulator

BETHESDA, Md., March 10, 2014 /PRNewswire/ -- Northwest Biotherapeutics (NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today that it has received approval from the Paul Ehrlich Institute (“PEI”- the FDA of Germany) of a “Hospital Exemption” early access program under Section 4b of the German Drug Law.  Under this Hospital Exemption, NW Bio may provide DCVax-L to patients for the treatment of any glioma brain cancers (both Glioblastoma multiforme and lower grade gliomas), both newly diagnosed and recurrent, outside of the Company’s clinical trial and charge full price.  The patients may be from Germany or elsewhere.  This approval has a term of five years, and can be re-applied for and re-issued at the end of that period.

NW Bio also announced today that the German reimbursement authority (Institut Fur Das Entgeltsystem Im Krankenhaus, or InEK) has determined that DCVax-L treatments for glioma brain cancers are eligible to obtain reimbursement from the Sickness Funds (health insurers) of the German healthcare system.  Applications for such reimbursement eligibility may only be submitted to InEK by German hospitals, not by a company.  Six major hospital centers across Germany applied for such reimbursement eligibility for DCVax-L for glioma brain cancers.  The amount and terms for such reimbursement will now be negotiated by NW Bio, the hospitals and the Sickness Funds over the coming months, and will be applied to patients case by case.  In the meantime, patients may self-pay for DCVax-L.

The approval of the Hospital Exemption for DCVax-L is the culmination of nearly two years of regulatory processes and scrutiny, starting with a Scientific Advice process during 2012, and followed by an application for Hospital Exemption in December, 2012.  The evaluation of NW Bio’s application by the German regulatory authorities included comprehensive and detailed scrutiny of all aspects of the DCVax-L technology, all DCVax-L clinical data to date, all manufacturing processes, all product characteristics (including potency, composition, sterility and other aspects), all frozen storage of DCVax-L and frozen shelf life, and all distribution and handling of the DCVax-L products.

Although Section 4b of the German Drug law for Hospital Exemptions was implemented in July 2011, the approval for DCVax-L is the first such approval granted by the German regulatory authorities in multiple key ways.  Only two prior approvals have been given in the more than 2-1/2 years since the law was put in place, and those were for two German companies with tissue engineered products which had already been on the market commercially under prior laws and were grandfathered for regulatory purposes, and which did not have pharmacological (i.e., drug-like) effects in the patient’s body.

In contrast, DCVax-L is the first product of its kind to receive Hospital Exemption approval from the German regulators, in the following key ways:

•	the first immunotherapy;

•	the first product which exerts pharmacological (i.e., drug-like) effects in the patient’s body;

•	the first product that has never previously been on the market commercially;

•	the first product developed by a non-German company, not previously under the German regulators’ oversight; and

•	the first “somatic” cell therapy product (a somatic cell is any cell of the body other than a reproductive or embryonic cell).

Furthermore, the scope of the Hospital Exemption granted for DCVax-L is broader than the scope of NW Bio’s ongoing Phase III clinical trial (which must focus on a homogeneous set of patients in order to produce data that can be compared between treated and control patients).  The Hospital Exemption for DCVax-L applies to all glioma brain cancers, including both the most severe grade (Grade IV, Glioblastoma multiforme or GBM) and lower grade gliomas, while the clinical trial includes only GBM.  The Hospital Exemption also includes both newly diagnosed and recurrent gliomas, while the clinical trial includes only newly diagnosed.

Based upon data from the German Brain Tumor Association, there are approximately 7,000 new cases of gliomas (primary brain cancers) per year in Germany.  These would include approximately 3,000 cases of Glioblastoma multiforme (GBM), the most severe grade of glioma (Grade IV).

DCVax-L products that are to be covered by the Hospital Exemption in Germany must be manufactured in Germany, but can be administered to patients from anywhere.  As in the Company’s clinical trial, DCVax-L will be administered under the Hospital Exemption as an adjuvant treatment after surgical removal of the tumor and radiation/chemotherapy where applicable.  The Company will provide annual data reports to the German regulatory authority during the five-year term of the Hospital Exemption.

The Company expects to activate this program over the coming months.

“We are grateful to the PEI and InEK for these important decisions enabling DCVax-L to be made available to brain cancer patients now, and enabling reimbursement to be arranged with the Sickness Funds,” commented Linda Powers, CEO of NW Bio.  “We are also excited about the validation of our DCVax-L technology and our manufacturing, infrastructure and systems after such exhaustive scrutiny and evaluation by one of the toughest regulatory authorities.  Patients will now have a promising new treatment option, and the Company will have an invaluable opportunity to begin practicing now for commercial operations in the future.”

Prof. Dr. Frank Emmrich, the Director of Fraunhofer IZI, commented:  “This PEI decision, granting the Hospital Exemption approval to DCVax-L has achieved many ‘firsts’ and is a historic milestone.  Fraunhofer IZI is pleased to be part of the strong Team that achieved this approval, and we look forward to helping implement this much needed program.”

Dr. Zaklina Buljovcic, the Regulatory Expert on Innovative Therapies, of PharmaLex GmbH commented:  “We at PharmaLex are very happy and excited that a somatic cell therapy for glioma has received the first Hospital Exemption approval in Germany for a new product.  We also think that this approval is encouraging for universities and companies developing other cell therapies. Overall, it was great teamwork, and we appreciate the good cooperation with all parties involved, including the PEI.”

As a follow-up to this announcement, the Company will periodically provide further information about its Hospital Exemption program and reimbursement as the information becomes available.  Patients, physicians and others who would like to make inquiries about the program may do so using the following email addresses, or may contact the Contact Persons listed below.

•	patients@nwbio.com

•	physicians@nwbio.com

•	investors@nwbio.com

•	media@nwbio.com

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, with a primary efficacy endpoint of tumor regression.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  The Company conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Media Contacts:

Les Goldman 202-841-7909	Beverly Jedynak 312-943-1123
lgoldman@nwbio.com	bjedynak@janispr.com